Exhibit 10.1

August 6, 2021

Genentech, Inc.

1 DNA Way

South San Francisco, CA 94080

USA

Attention: Pharma Partnering, Alliance Management

Re:

Collaborative Research and License Agreement between Xenon Pharmaceuticals Inc. (“Xenon”), on the one hand, and Genentech, Inc. (“GNE”) and F. Hoffmann-La Roche Ltd (“Roche” and, together with GNE, “Genentech”), made as of December 22, 2011 (as amended to date, the “Agreement”)

Dear Sir/Madam:

Pursuant to Section 12.3(a)(ii) of the Agreement, Xenon and Genentech hereby agree to terminate the Agreement in accordance this letter agreement. The capitalized terms used but not defined in this letter agreement have the meanings ascribed to them in the Agreement.

1.	TERMINATION EFFECTIVE DATE

The termination of the Agreement shall take effect on August 6, 2021 (“Termination Date”).

2.	CEASED DEVELOPMENT

Genentech hereby represents and warrants to Xenon that, as of the date hereof, Genentech has Ceased Development of all SMC Licensed Products in the Territory containing Collaboration Compounds or containing other Compounds to which Xenon is eligible for Milestone Payments and/or Royalties under the Agreement.

3.	POST-TERMINATION LICENSES
3.1

Notwithstanding anything to the contrary in the Agreement or in this letter agreement, Genentech will retain a non-exclusive, perpetual, irrevocable, royalty-free, fully paid-up, non-transferable, non-sublicensable (other than to Genentech’s Affiliates) license under the Licensed IP to research and Develop SMC Licensed Products (but excluding the right to sell any SMC Licensed Products).

3.2

Genentech hereby grants to Xenon a non-exclusive, perpetual, irrevocable, royalty-free, fully paid-up, non-transferable, non-sublicensable (other than to Xenon’s Affiliates) license under the Genentech IP (including all study data, results and regulatory filings relating to same that are in the possession of Xenon as of the date hereof) utilized by Genentech in the research and Development of all SMCs and SMC Licensed Products respecting which such SMC is Covered by a Patent Right within the Licensed IP within the Territory solely for the purposes of conducting research within Xenon with respect to such SMCs and SMC Licensed Products (for clarity, excluding for any Development or Commercialization purposes).

3.3

Either Party may enter into subcontracts with Third Parties and Affiliates acting by or for such Party with respect to the activities authorized under this Section 3; provided, that in each instance such contract is consistent with the terms and conditions of this letter agreement.

3.4

Following the Termination Date, Genentech will provide a presentation on the topic of biology of Nav1.7, subject to the Parties’ mutual agreement as to the scope and timing of such presentation. The content of such presentation shall be considered Genentech IP and subject to the license set forth in Section 3.2, provided however that any Confidential Information of Genentech included therein shall be deemed Confidential Information of Genentech provided to Xenon under the Agreement and, notwithstanding anything to the contrary in Section 4.1(c) of this letter agreement, shall remain the Confidential Information of Genentech for a period of ten (10) years following the Termination Date.

4.	SURVIVING OBLIGATIONS
4.1

Notwithstanding anything to the contrary in the Agreement, the termination of the Agreement shall not affect the rights and obligations of the Parties, which, from the context of the Agreement, are intended to survive termination or expiration of the Agreement, including:

(a)	Sections 9.3, 9.5, and Articles 10, 12, 13, 14, 15 and 16 (except 16.1(f)(ii)); and
(b)	Article 1, with the following modification:
(i)	the definition of “Post Research Term IP” is hereby amended to exclude any Intellectual Property generated by Xenon following the Termination Date; and
(c)	Article 11, with the following modifications:
(i)

notwithstanding anything to the contrary in the Agreement, either Party may make any Disclosure under Section 11.4 without the consent of the other Party with respect to any Collaboration Compound; and

(ii)

any Confidential Information disclosed during the term of the Agreement will remain the Confidential Information of the disclosing Party for a period of two (2) years following the Termination Date, except for any Xenon Research Data disclosed to Genentech pursuant to Amendment #4 to the Agreement, which shall remain the Confidential Information of Xenon for a period of ten (10) years following the Termination Date; and

(d)	Amendment #4 to the Agreement; and
(e)	Amended and Restated Amendment #7 to the Agreement (except for Sections 5.2(a) and 6 thereof as provided in Section 8.4 thereof).
4.2	Notwithstanding anything to the contrary in the Agreement, the rights and obligations of the Parties set forth in Sections 4.4 and 6.3(b) shall terminate as of the Termination Date.

5.	INTELLECTUAL PROPERTY

Notwithstanding the generality of Section 4.1 of this letter agreement, Article 10 of the Agreement shall continue to apply following the Termination Date. For clarity, following the Termination Date, Genentech will continue to be primarily responsible for Prosecution of Patent Rights within Other Collaboration IP and Xenon Background IP in accordance with Section 10.4(a) of the Agreement and the process set forth in Sections 10.4(b) and 10.6 of the Agreement will continue to apply with respect to any patent abandonment by Genentech and patent enforcement, respectively.

6.	TRANSFER OF CERTAIN MATERIALS
6.1	Within sixty (60) days of the Termination Date, Genentech shall make available to Xenon or Xenon’s designee two straws of sperm of the IEM Model (“Sperm”).
6.2

Xenon will have a one-time right, within three (3) months from the Termination Date, to inquire about the inventory of any Collaboration Compounds that Xenon would be interested to receive from Genentech. Genentech shall have sole discretion to decide whether to make such Collaboration Compounds(together with Sperm, the “Materials”) available to Xenon.

6.3	The following terms will apply to any transfer of any of the Materials:
(a)

All shipments will be EXW (Incoterms 2020). Notwithstanding anything to the contrary, Xenon will pick up the Materials from the applicable Genentech’s facility and Xenon will be responsible for export clearance.

(b)

Notwithstanding anything to the contrary in Section 6.2(a), Xenon shall be responsible for all costs and expenses associated with such shipments, including those involving export clearance, and promptly reimburse Genentech its direct out-of-pocket costs incurred in connection therewith.

(c)	The Materials will be solely used in accordance with the license granted to Xenon in Section 3.2 above.
(d)

Xenon hereby represents and warrants that the Materials will not be used in humans or for diagnostic purposes involving humans, or in contact with any cells or other materials to be infused into humans.

(e)	Xenon will only use the Materials under suitable containment conditions and in compliance with all applicable federal, state, provincial and local statutes, regulations and guidelines.
6.4	Within forty-five (45) days of the Termination Date, Genentech will provide list of all Patent Rights within the Genentech IP as determined in good faith by Genentech.
6.5

Genentech makes no representation that the use of the Materials or any other Genentech IP will not infringe any patent or other proprietary right. Xenon will indemnify and hold Genentech and its directors, officers, agents and employees harmless from and against any claims or liabilities, which might arise as a result of Xenon’s use or possession of the Materials or Genentech IP.

6.6

ALL GENENTECH IP, INCLUDING WITHOUT LIMITATION THE MATERIALS, IS EXPERIMENTAL IN NATURE AND PROVIDED TO XENON WITHOUT WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR ANY OTHER WARRANTY, EXPRESS OR IMPLIED. GENENTECH SHALL NOT BE LIABLE FOR ANY USE OF ANY GENENTECH IP, INCLUDING WITHOUT LIMITATION THE MATERIALS, BY XENON, OR FOR ANY LOSS, CLAIM, DAMAGE, OR LIABILITY OF ANY KIND, THAT MAY ARISE FROM OR IN CONNECTION WITH THIS LETTER AGREEMENT OR FROM THE USE OR POSSESSION OF THE MATERIALS.

7.	GENERAL
7.1	In the event of any conflict between the terms of this letter agreement and the terms of the Agreement, the terms of this letter agreement shall prevail.
7.2

This letter agreement may be executed in two (2) or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. Further, the execution of this letter agreement by exchanging electronic signatures (including, for clarity, via DocuSign) shall have the same legal force and effect as exchanging original signatures.

By the signatures below, the Parties have caused this letter agreement to be executed by their respective duly authorized persons.

Sincerely,

XENON PHARMACEUTICALS INC.

By:	/s/ Robin Sherrington
Name:	Robin Sherrington
Title:	EVP, Strategy and Innovation

Accepted and agreed:

GENENTECH, INC

By:	/s/ Beth Odeh-Frikert
Name:	Beth Odeh-Frikert
Title:	Head Alliance & Asset Management, SSF

F. HOFFMANN-LA ROCHE LTD

By:	/s/ Franziska Baechler	By:	/s/ Melanie Wick
Name:	Franziska Baechler	Name:	Melanie Wick
Title:	Attorney at Law	Title	Authorized Signatory